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ITEM 77C--MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS:

COLUMBIA LARGE CAP VALUE FUND
SPECIAL MEETING OF SHAREHOLDERS HELD ON FEBRUARY 27, 2013

At a Joint Special Meeting of Shareholders held on February 27, 2013 (the "Meeting"), shareholders of the Fund approved an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Equity Value Fund (the "Acquiring Fund") in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the Fund's liabilities. The votes cast for or against as well as the number of abstentions and broker non-votes as to the proposal are set forth below. A vote is based on the total number of Fund shares outstanding as of the record date for the Meeting.

           VOTES FOR   VOTES AGAINST  ABSTENTIONS  BROKER NON-VOTES
           ---------   -------------  -----------  ----------------
           30,394,038    597,640      1,074,570           0

COLUMBIA SMALL CAP GROWTH FUND II
SPECIAL MEETING OF SHAREHOLDERS HELD ON FEBRUARY 27, 2013

At a Joint Special Meeting of Shareholders held on February 27, 2013 (the "Meeting"), shareholders of the Fund approved an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Small Cap Growth Fund I (the "Acquiring Fund") in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the Fund's liabilities. The votes cast for or against as well as the number of abstentions and broker non-votes as to the proposal are set forth below. A vote is based on the total number of Fund shares outstanding as of the record date for the Meeting.

           VOTES FOR   VOTES AGAINST  ABSTENTIONS  BROKER NON-VOTES
           ---------   -------------  -----------  ----------------
           10,432,106    136,879       379,970            0